Exhibit 99.1

Investors Trey Huffman 404-748-6219 huffmanal@elnk.com Media Randi Drinkwater 404-709-3404 randi.drinkwater@elnk.com

EARTHLINK ANNOUNCES ADDITION TO BOARD OF DIRECTORS

ATLANTA, GA — April 27, 2016 — EarthLink Holdings Corp. (NASDAQ: ELNK), a leading network services provider dedicated to delivering great customer experiences, announced the appointment of Marc Stoll to EarthLink’s Board of Directors, effective April 27, 2016.

“We are excited to welcome Marc to our board,” commented Joseph F. Eazor, Chief Executive Officer and President. “Marc’s extensive experience in finance and leadership roles in the technology industry will be invaluable to EarthLink’s growth as a nationwide managed network, security and cloud solutions provider.”

From October 2014 to March 2015, Mr. Stoll served as Chief Financial Officer at Anaplan, Inc., a privately-held provider of a cloud-based business modeling and planning platform for sales operations and finance.  From August 2008 to July 2013, Mr. Stoll served as Vice President, Worldwide Sales Finance at Apple, Inc.  From 2004 to 2008, he served in various capacities at CA, Inc., a systems software provider, most recently as Corporate Senior Vice President and Corporate Controller.  From 2002 to 2004, Mr. Stoll served as Vice President, Technology Equity Research at Julius Baer Investment Management, a Swiss banking group.  Additionally, Mr. Stoll currently serves as a member of the board of directors of Arista Networks, Inc. (NYSE: ANET), a computer networking company headquartered in Santa Clara, California, and is a member of the audit committee and the nominating and governance committee.

About EarthLink

EarthLink (EarthLink Holdings Corp., NASDAQ: ELNK) is a leading network services provider dedicated to delivering great customer experiences in a cloud connected world. We help thousands of multi-location businesses securely establish critical connections in the cloud. Our solutions for cloud and hybrid networking, security and compliance, and unified communications provide the cost-effective performance and agility to serve customers anytime, anywhere, via any channel, or any device. We operate a nationwide network spanning 29,000+ fiber route miles, with 90 metro fiber rings and secure data centers that provide ubiquitous data and voice IP coverage. To learn why thousands of specialty retailers, restaurants, franchisors, financial institutions, healthcare providers, professional service firms, local governments, residential consumers and other carriers choose to connect with us, visit us at www.earthlink.com, @earthlink, on LinkedIn and Google+.

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